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                                                                      EXHIBIT 12

                                GOLD KIST INC.
                    RATIO OF NET MARGINS TO FIXED CHARGES
                    FOR THE FIVE YEARS ENDED JUNE 28, 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)

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
                                                  1993      1994      1995      1996      1997
                                                  ----      ----      ----      ----      ----
Fixed Charges:
  Debt interest                                 17,163    13,924    17,525    21,065    26,951
  Interest portion of rents                      5,189     5,390     9,325     6,224    10,467
  Interest decrease (see below)                     --        --        --        --        --
                                               -------   -------   -------   -------   -------
     Total                                      22,352    19,314    26,850    27,289    37,418
                                               =======   =======   =======   =======   =======

Margins (loss) before income taxes,
 minority interest, and cumulative
 effect of change in accounting
 principle                                      43,692    50,074    25,586    62,119    10,287

Deduct: Equity in Gain (Loss) of less than
          50% owned affiliates                   5,593      (453)      (21)    1,621     4,855
Add: Earnings distributed by less than
          50% owned partnership                 11,404     1,770       653       697         -
Deduct: Interest decrease (see below)               --        --        --        --        --
                                               -------   -------   -------   -------   -------
                                               $49,503   $52,297   $26,260   $61,195    $5,432
Fixed charges                                   22,352    19,314    26,850    27,289    37,418
                                               -------   -------   -------   -------   -------
     Subtotal                                   71,855    71,611    53,110    88,484    42,850
Divided by fixed charges                        22,352    19,314    26,850    27,289    37,418
                                               -------   -------   -------   -------   -------
     Ratio                                        3.21      3.71      1.98      3.24      1.15
                                               =======   =======   =======   =======   =======
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